Exhibit 10.46

Oppenheimer & Co. Inc.
125 Broad Street
16th Floor
New York, NY 10014

Member of All Principal Exchanges
August 3, 2006
Confidential
Ms. Gail S. Page
Chief Executive Officer
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, CA 94555
Dear Gail:
          This letter is our agreement (the “Agreement”) whereby Ciphergen Biosystems, Inc. (the “Company”), has requested Oppenheimer & Co. Inc. (“Oppenheimer”) to assist the Company on an exclusive basis as a financial advisor for the Recapitalization (as defined below) until December 31, 2006 (the “Outside Date”), provided that in the event that the execution of definitive agreements between the Company and the debt holders providing for the Recapitalization, as defined below (the “Signing”) occurs prior to the Outside Date and the Closing (as defined below) occurs prior to March 31, 2007, the Company shall pay Oppenheimer the Closing Fee (as defined below). Oppenheimer will advise the Company on potential recapitalization alternatives and assist the Company in negotiations with the holders of approximately $30,000,000 of Convertible Promissory Notes (the “Notes”) to significantly extend the due date of all Notes, provide for the conversion of all Notes into equity or otherwise restructure the Notes on such terms as are acceptable to the Company (the “Recapitalization”). Oppenheimer has agreed to render such services on the terms and conditions set forth herein.
1.	Oppenheimer’s financial advisory services for the Recapitalization shall include: analyzing the current financial condition of the Company, discussing recapitalization alternatives, recommending the appropriate plan for the Company, negotiating with the debt holders and other matters relating to the Agreement as may be reasonably requested by the Company. In addition, Oppenheimer will assist, to the degree necessary, the Company in completing the planned divestiture of its tools business (the “Divestiture”).

2.	In consideration for the services rendered by Oppenheimer to the Company pursuant to this Agreement, the Company shall agree to compensate Oppenheimer as follows:
•	A cash fee of $400,000. Of this cash compensation, $50,000 will be non-refundable and due on the date of signing of this Agreement and $350,000 (the “Closing Fee”) will be payable at the closing of the Recapitalization (the “Closing”).

•	In addition to the cash fees, Oppenheimer shall receive warrants exercisable for an aggregate 200,000 shares of the Company’s common stock, which shall have a five (5) year term and be exercisable at a twenty percent (20%) premium to the average closing price of the Company’s common stock on the Nasdaq National Market or Nasdaq Capital Market for the ten (10) day period immediately prior to the date set forth above (the “Warrants”). The Warrants shall not be callable by the Company (but shall be subject to earlier termination in the event of an acquisition of the Company in which the Company’s stockholders receive cash consideration for their shares of Company stock) and shall provide for cashless net exercise. A warrant exercisable for 100,000 shares shall be issued to Oppenheimer as of the date set forth above and a warrant exercisable for the remaining 100,000 shares shall be issued to Oppenheimer promptly following the Closing.
3.	In addition to the fees payable hereunder, the Company shall promptly reimburse Oppenheimer for its reasonable travel and out-of-pocket expenses, excluding legal fees and disbursements, up to a maximum of $25,000.

4.	In the event the Company is required to seek shareholder approval and requires a fairness opinion for the Divestiture, Oppenheimer and the Company shall enter into a separate agreement at that time, which shall provide for a fee of $250,000 (the “Fairness Opinion Fee”). However, upon the Closing, $125,000 of the Fairness Opinion Fee shall be applied as a credit against the Closing Fee, reducing the Closing Fee by $125,000.

5.	In the event that a satisfactory Recapitalization cannot be achieved, Oppenheimer will act as the Company’s exclusive placement agent to raise approximately $12.5 million of equity and/or equity linked securities (the “Securities”), on a “best efforts” basis (the “Offering”). Oppenheimer intends to market the Offering on the terms as set forth in the Term Sheet attached hereto as Exhibit B. However, the ultimate terms will depend upon various factors including, but not limited to, the overall market conditions at that time, the interest of potential investors and the Company’s capitalization. The Securities shall be offered without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”) pursuant to the exemption from registration created by Regulation D thereof. Oppenheimer will be paid at closing of the Offering a cash commission of 6.5% of the aggregate amount of the proceeds received at closing for the Securities sold. However, any amount previously paid by the Company to Oppenheimer for the Recapitalization under paragraph 2 hereunder shall be credited to the placement agent fee in this paragraph 5. In addition, Oppenheimer shall receive non-callable warrants (but shall be subject to earlier termination in the event of an acquisition of the Company in which the Company’s stockholders receive cash consideration for their shares of Company stock) with a five (5) year term to purchase that number of shares of the Company’s Common Stock equal to 5.0% of the number of shares of common stock sold in the Offering, exercisable at 120% of the Market Price at closing of the Offering (the “Placement Warrants”). The Placement Warrants shall provide for cashless net exercise. Whether or not the Offering is successfully completed, it shall be the Company’s obligation to bear all of its expenses in connection with the proposed Offering. In addition, the Company shall reimburse Oppenheimer for its reasonable actual out of pocket expenses, including reasonable legal fees and disbursements, up to a maximum of $50,000.

6.	If there is no Closing or completed Offering as set forth herein and the Company enters into discussions to merge or sell the Company (other then the Divestiture) on or prior to the Outside Date with any third party, then the Company shall explore in good faith retaining Oppenheimer as its mergers and acquisition advisor for such transaction (pursuant to a separate agreement) on terms and conditions mutually acceptable to the Company and Oppenheimer. Notwithstanding the foregoing, the Company is under no obligation to retain Oppenheimer as its mergers and acquisitions advisor and may elect not to do so in its sole discretion.

7.	Oppenheimer will not conduct any independent verification of information or material furnished by the Company. Oppenheimer is entitled to rely on the accuracy and completeness of such information and material, and Oppenheimer’s recommendations may be qualified to reflect the foregoing. In addition, Oppenheimer will be relying on the audited and unaudited historical financial statements and projections as provided by the Company.

8.	The Company acknowledges that all recommendations and advice (written or oral) given by Oppenheimer to the Company in connection with Oppenheimer’s engagement are intended solely for the benefit and use of the Company and its professional advisors in considering the Recapitalization and the Company agrees that, except as required by law and except with regard to the fairness opinion, no such recommendation or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company except with regard to the fairness opinion make any public references to Oppenheimer, or use Oppenheimer’s name in any annual reports or any other reports or releases of the Company without Oppenheimer’s prior consent.

9.	Since Oppenheimer will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Oppenheimer have entered into a separate indemnification agreement attached hereto as Exhibit A and dated the date hereof, providing for the indemnification of Oppenheimer by the Company. Oppenheimer has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement. The indemnification shall survive the termination or expiration of this Agreement.

10.	This Agreement shall be governed by the laws of the State of New York and may not be amended or modified except in writing signed by both parties.

11.	This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors; provided that Oppenheimer may not assign this Agreement without the prior written consent of the Company.

12.	The Company represents and agrees that it is authorized to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

13.	This Agreement contains the entire agreement between the Company and Oppenheimer with respect to the subject matter contained herein and supersedes any and all prior agreements between the Company and Oppenheimer, whether written or oral.

          If the foregoing correctly sets forth the understanding between Oppenheimer and the Company, please indicate your acceptance of this agreement by signing below, at which time this letter shall become a binding contract.

Sincerely, Oppenheimer & Co. Inc.
/s/ Kee Colen
Kee Colen
Managing Director

Accepted and Agreed:

Ciphergen Biosystems, Inc.
BY:	/s/ James P. Merryweather for
Ms. Gail S. Page
Chief Executive Officer James P. Merryweather EVP Sales & Marketing

EXHIBIT A
August 3, 2006
Oppenheimer & Co. Inc.
125 Broad Street
New York, New York 10004

Attention:	Kee Colen Managing Director
Dear Mr. Colen:
          In connection with our engagement of Oppenheimer & Co. Inc. (“Oppenheimer”) as our financial advisor, we hereby agree to indemnify and hold harmless Oppenheimer and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Oppenheimer, or (B) otherwise relate to or arise out of Oppenheimer’s activities on our behalf under Oppenheimer’s engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Oppenheimer except for any Claim incurred by us as a result of any Indemnified Person’s gross negligence or willful misconduct.
          We further agree that we will not, without the prior written consent of Oppenheimer, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.
          Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to us, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.
          We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Oppenheimer is the Indemnified Person), we and Oppenheimer shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Oppenheimer on the other, in connection with Oppenheimer’s engagement referred to above, subject to the limitation that in no event shall the amount of Oppenheimer’s contribution to such Claim exceed the amount of fees actually received by Oppenheimer from us pursuant to Oppenheimer’s engagement. We hereby agree that the relative benefits to us, on the one hand, and Oppenheimer on the other, with respect to Oppenheimer’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee paid or proposed to be paid to Oppenheimer in connection with such engagement.
          Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.
          The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Oppenheimer and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Oppenheimer or the Company and in connection therewith, each of Oppenheimer and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court. Each of Oppenheimer and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

          The provisions of this Agreement shall remain in full force and effect following the completion or termination of Oppenheimer’s engagement.

Very truly yours, Ciphergen Biosystems, Inc.
By:
Gail S. Page
Chief Executive Officer

Confirmed and agreed to:

Oppenheimer & Co. Inc.
By:
Kee Colen
Managing Director
Date: